                         UNIVERSAL DISPLAY CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                   NET LOSS PER COMMON SHARE CALCULATION (A)


                                                      Three Months                           Six months
                                                      ------------                           ----------
                                                     Ended June 30,                        Ended June 30,
                                                     --------------                        --------------

                                                 1996               1995               1996               1995
                                                 ----               ----               ----               ----
 Net loss per common share:
     Net Loss.........................         (426,552)        (2,160,012)            (763,060)       (2,300,019)





 Weighted average number of shares
     outstanding......................        8,794,411          6,000,000            8,287,268         6,000,000



Incremental number of shares related
     to Common Stock issuances within
     12 months of the initial public
     offering.........................            --             1,637,268              --              1,637,268



Incremental number of shares related
     to Common Stock options and warrants
     granted within 12 months of the
     initial public offering..........            --               508,538              254,269           508,538
                                              ---------         ----------            ----------        ---------


 Adjusted weighted average
     number of shares                         8,794,411          8,145,806            8,541,537         8,145,806
     outstanding......................        =========          =========            =========         =========



 Net loss per common share............           ($0.05)            ($0.27)              ($0.09)           ($0.28)
                                                  =====              =====                =====             =====






(A) Net loss per Common share was calculated by dividing the net loss by the weighted average number of Common shares outstanding for the respective periods. Pursuant to the requirements of the Securities and Exchange Commission, Common stock issued by the Company during the twelve months immediately preceding the initial public offering has been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented up to the April 1996 public offering. In addition, options and warrants to purchase Common stock issued by the Company during the 12 months immediately preceding the public offering have been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented up to the April 1996 public offering (using the treasury stock method and an initial public offering price of $5.00 per share.)